Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8

Science Applications International Corporation

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,088,000	$127.035	$138,214,080.00	0.0001381	$19,087.36
Total Offering Amounts					$138,214,080.00		$19,087.36
Total Fee Offsets							—
Net Fee Due							$19,087.36

(1) This registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of the registrant which become issuable with respect to the shares of Common Stock registered hereunder for issuance under the Science Applications International Corporation 2023 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h), based on the average of the high and low sale prices per share of Common Stock on August 26, 2026, as reported on The Nasdaq Stock Market LLC.